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The Board of Directors
Alliance Capital Management Corporation




We consent to incorporation by reference in the registration statements (No. 33-28534, 33-65932, 33-65930, 33-52387, 33-54575 and 33-54551) on Form S-8 of
Alliance Capital Management L.P. of our report dated February 6, 1997, relating to the consolidated statements of financial condition of Alliance Capital Maangement L.P. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in partners' capital and cash flows for the years ended December 31, 1996, 1995 and 1994, which report is incorporated by reference in the December 31, 1996 annual report on Form 10-K of Alliance Capital Management L.P.

New York, New York
March 27, 1997


                                        /s/ KPMG Peat Marwick LLP
                                        -------------------------
                                        KPMG Peat Marwick LLP